Exhibit 7.1

TELÉFONOS DE MÉXICO, S.A.B. DE C.V. AND SUBSIDIARIES

RATIOS OF EARNINGS TO FIXED CHARGES

Millions of Mexican pesos, see Note 1 II.b and 17

to our audited consolidated financial statements

CONCEPT	2009		2008		2007		2006		2005
Mexican FRS:
Income from continuing operations before income tax	P	. 28,955	P	. 29,769	P	. 40,508	P	. 39,890	P	. 38,468
Less:
Equity interest in net income (loss) of affiliates		255		(62)		17		9		(20)
Plus:
Fixed charges:
Interest expense		6,122		7,652		6,615		6,952		6,409

Earnings under Mexican FRS	P	. 34,822	P	. 37,483	P	. 47,106	P	. 46,833	P	. 44,897

U.S. GAAP:
Income from continuing operations before income tax	P	. 28,172	P	. 29,530	P	. 39,166	P	. 39,355	P	. 37,252
Less:
Equity interest in net income (loss) of affiliates		255		(62)		17		9		(20)
Plus:
Fixed charges:
Interest expense		6,122		7,652		6,615		6,952		6,563
Interest capitalized		0		0		0		0		11

Total		6,122		7,652		6,615		6,952		6,574

Plus:
Depreciation of capitalized interest		260		293		342		477		612
Less:
Interest capitalized		0		0		0		0		11

Earnings under U.S. GAAP	P	. 34,299	P	. 37,537	P	. 46,106	P	. 46,775	P	. 44,447

RATIOS OF EARNINGS TO FIXED CHARGES:
Mexican FRS		5.7		4.9		7.1		6.7		7.0
U.S. GAAP		5.6		4.9		7.0		6.7		6.8